Exhibit 10.1

April 4, 2018

Mr. Brad Martin

26 Wadleigh Lane

South Berwick, ME 03908

Dear Brad:

We are pleased to offer you the position of Executive Vice President, Operations for ATN International, Inc. (the “Company”), reporting to the Chief Executive Officer. You will be based in the company headquarters in Beverly, Massachusetts, with international and domestic travel as required. Your employment with the Company will be on a full time basis and you agree to devote your full time and effort during normal business hours to the Company.

Your start date is expected to be April 30, 2018 (the “Start Date”). Your salary will be $325,000 when annualized (your “Salary”), payable by the Company bi-weekly in accordance with its standard payroll practices and subject to any withholdings required by law. In addition to your Salary, you will be eligible to receive a performance bonus in the amount of up to 60% of your Salary per year, to be awarded based on a combination of Company performance, your overall performance and on meeting certain specific objectives established from time to time. While you and the Company will jointly agree upon your objectives in advance, the determination of whether you have achieved such objectives and the amount of your bonus each year will be at the sole discretion of the Company. Bonus is not earned until time of payment, and you must be an employee of the Company in good standing at the time the bonus is paid in order to receive it. You will also be eligible for annual salary increases based on cost of living or expansion of role, beginning in January 2020.

I will ask the ATN Compensation Committee to grant you 7,500 restricted stock units (RSUs) under our employee equity plan on our about your Start Date. The terms of this proposed grant and the RSUs will be spelled out in an equity grant letter agreement including the terms of vesting, which will be time based with 50% of these shares vesting on the second anniversary of the grant date and the balance in equal annual installments thereafter. I would anticipate recommending additional annual grants of equity (though the 2019 recommendation will likely be at a lower level). The amount of any such grant will be based on your level, performance, and the type and quantity of grants being made at that time to other members of the Company’s senior management team.

Finally, you will be provided the opportunity to enter into a standard severance agreement on substantially the same terms as other senior executives following the one year anniversary of your Start Date.

You will have 23 days of “personal time off” (PTO) that will accrue each year. Our PTO policy includes all vacation, sick and personal days. As a Company employee, you will be eligible to participate in the Company’s medical, dental, life and disability insurance plans on the 1st of the month following the Start Date. Additionally, you will be eligible to participate in our 401(k) plan the 1st of the month that is 90 days after the Start Date. Mary Fairbairn, Director of Human Resources will follow up with you on the details of all the benefits plans, enrollment and employee contributions separately.

A copy of the current Employee Handbook will be provided to you after your Start Date and will require you to sign and return a form acknowledging you have read and understood the Company’s policies and have been provided the opportunity to address any questions or concerns you may have. During your employment with the Company, you will be required to follow all of the Company’s internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards. The Company also requires that you successfully complete an online training on certain of the Company’s policies within the first month of your employment.

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required under applicable immigration laws. This documentation must be received by the Company within three (3) business days of your Start Date. Your employment is also contingent upon the Company’s completion of a satisfactory investigation of your background. You agree to release the Company, its employees and agents and any individuals who may provide the Company with information regarding your background and references from any liability in connection with this investigation.

As a further condition of your employment with the Company, you hereby represent that you are not presently under, and will not become subject to, any obligation to any person or entity that is inconsistent or in conflict with your employment with the Company or which would prevent, limit or impair in any way your performance of your duties to the Company as described in this letter. Specifically, you represent that you have not brought with you any confidential or proprietary information of any former employer or other third party, and you are not subject to any agreement or obligation with a former employer or other third party that would prohibit your employment by the Company or the devotion of your duties to the Company.

If you accept this offer, you will be an employee-at-will, which means that either you or the Company is free to terminate the employment relationship at any time with or without cause. No provision of this letter alters your “employment-at-will” status or creates an employment contract or other right or expectancy of employment.

Further, by accepting this offer you are agreeing not to engage in any competitive work during your employment or within one year after leaving the Company’s employment, whether you leave voluntarily or involuntarily. For such purposes, competitive work includes performing work for, making material investments in, or directly benefitting, competitors or prospective competitors of the Company or any of its subsidiaries or affiliates. During your employment and for a period of one year thereafter you agree that you shall not:

a)            employ, retain or engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained or engaged, any person who is or was at any time during your employment, an employee, consultant or independent contractor of the Company or one of its affiliates;

b)            induce or attempt to induce any person who is an employee, consultant, or independent contractor of the Company or its affiliates or who was an employee, consultant or independent contractor of the Company or its affiliates at any time during twelve (12) month period immediately preceding the commencement of such action or discussions relating thereto, to terminate her or her employment or other relationship with the Company or its affiliates; or

c)            induce or attempt to induce any person who is a customer of the Company or one or more of its affiliates, or who otherwise is a contracting party with the Company or its affiliate, at any time during the Employment Period, to terminate any written or oral agreement or understanding or other relationships with the Company or its affiliate.

This letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. Your signature below acknowledges your understanding that your employment with the Company is at-will, as described above, and that neither this letter nor any Company practice, other oral or written policies or statements of Company or its agents, shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Company is at-will. Any agreement contrary to the foregoing will only be binding in a writing signed by you and I, and no other representative of the Company has the authority to enter into such an agreement.

If the foregoing offer is acceptable to you, please sign below and return one copy of this letter by April 7. Please note that, as this is an executive officer position, your hiring and appointment is subject to the approval of ATN’s Board of Directors, which I would expect to obtain very quickly following agreement between us.

Brad, I am very excited about the prospect of working with you. I believe you can help us hit the next stage of growth and success and that you fit in well with the team. You will have my full support in that endeavor, together with the board of directors and other executives of the company. Please call or email me with any questions.

Sincerely,

/s/ Michael T. Prior
Michael T. Prior
President and Chief Executive Officer
ATN International, Inc.

I accept the above employment offer and confirm a start Date of April 30th, 2018

/s/ Brad Martin		April 4th, 2018
Brad Martin	Date